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EXECUTIVE EMPLOYMENT AGREEMENT

         This Employment Agreement (this “Agreement”) is by and between HealthTronics, Inc., a Georgia corporation (“Employer”) and Sam B. Humphries, an individual (“Executive”), and shall be effective as of May 8, 2006 (the “Effective Date”).

Preliminary Statements

         Executive desires to be employed by Employer upon the terms and conditions stated herein, and Employer desires to employ Executive provided that, in so doing, it can protect its confidential information, business, accounts, patronage and goodwill.

Employer and Executive have specifically determined that the terms of this Agreement are fair and reasonable.

Statement of Agreement

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good, valuable and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I.
Term; Termination; Prior Agreements.

SECTION 1.1 Term. Section 1.1 Employer hereby hires Executive and Executive accepts such employment for an initial term of three years commencing on the Effective Date (the “Initial Term”).

        Section 1.2 Termination Upon Expiration. The term of this Agreement shall automatically renew for successive one year periods immediately following the expiration of the initial three-year term and each successive one-year term thereafter. Either Executive or Employer may provide the other party with written notice of non-renewal not less than 60 days prior to the expiration of the then current term, and, as long as neither Executive nor Employer terminates or gives notice of termination of this Agreement pursuant to the other terms and provisions contained herein, then this Agreement shall terminate automatically upon the expiration of the term during which notice of non-renewal is properly given pursuant to this Section. Neither the provision of written notice of non-renewal, nor the termination upon expiration of this Agreement following delivery of written notice of non-renewal, shall itself be deemed a termination of this Agreement by any party pursuant to any other Section of this Agreement.

         Section 1.3 Termination Upon Death or Permanent Disability. This Agreement shall be automatically terminated on the death of Executive or on the permanent disability of Executive if Executive is no longer able to perform in all material respects the usual and customary duties of Executive’s employment hereunder. For purposes hereof, any condition which in reasonable likelihood is expected to impair Executive’s ability to materially perform Executive’s duties hereunder for a period of four months or more shall be considered to be permanent. If there is a disagreement about whether a disability is permanent, the opinion of a physician who has been mutually agreed upon by Executive and Employer shall control. Without limiting the provisions of Section 1.8 hereof, Executive agrees that, upon determination of a permanent disability, Employer can relieve Executive of Executive’s duties hereunder prior to the end of the four month period. Nevertheless, Executive shall be entitled to all of the benefits and salary described in Article III hereof through the end of the four month period (which, for purposes hereof, is deemed as the effective date of termination).

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        Section 1.4 Termination for Cause. If this Agreement has not been previously terminated, and no party has previously given notice of non-renewal or termination pursuant to Section 1.2, Section 1.5, Section 1.6 or Section 1.7, then Employer may terminate this Agreement for “Cause” if:

(a) In connection with the business of Employer, Executive is convicted of or pleads guilty or nolo contendere to an offense constituting a felony or involving moral turpitude; or

                (b)        in a material and substantial way, (i) Executive (A) violates any written policy of Employer, (B) violates any provision of this Agreement, (C) fails to follow reasonable written instructions or directions from the Board of Directors of Employer (the “Board”), or any other person authorized by the Board to instruct or supervise Executive (for purposes of this Agreement, any such authorized person is referred to as an “Authorized Board Designee”), or (D) fails to use good-faith efforts to perform the services required pursuant to this Agreement; and (ii) Executive fails to materially cure such violation or failure within thirty days after receiving written notice from the Board clearly specifying the act or circumstances that gave rise to such violation or failure.

         A notice of termination pursuant to this Section 1.4 shall be in writing and shall state the alleged reason for termination. Executive, within not less than fifteen nor more than thirty days after such notice, shall be given the opportunity to appear before the Board, or a committee thereof, to rebut or dispute the alleged reason for termination. If the Board or committee determines, by a majority of the disinterested directors, after having given Executive the opportunity to rebut or dispute the allegations, that such reason is indeed valid, Employer may immediately terminate Executive’s employment under this Agreement for Cause. Immediately upon giving the notice contemplated by this paragraph, Employer may elect, during the pendency of such inquiry, to relieve Executive of Executive’s regular duties.

        Section 1.5 Termination for Good Reason. Section 1.1 If this Agreement has not been previously terminated, and no party has previously given notice of non-renewal or termination pursuant to Section 1.2, Section 1.4, Section 1.6 or Section 1.7, Executive is entitled to terminate this Agreement for “Good Reason,” with thirty days’ prior written notice, upon any of the following occurrences:

                (a)        Within two months following any Change of Control, Executive may terminate this Agreement, for any or no reason, provided that notice of termination cannot be given prior to the consummation of the Change of Control;

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(b) Executive may terminate this Agreement if Executive’s Base Salary is diminished;

(c) Executive may terminate this Agreement if Employer requires that Executive move to a city other than Austin, Texas;

(d) Executive may terminate this Agreement if the Board or any Authorized Board Designee materially and unreasonably interferes with Executive’s ability to fulfill Executive’s job duties;

                (e)        Executive may terminate this Agreement if Executive is reassigned to a position with diminished responsibilities, or Executive’s job responsibilities or duties are materially narrowed or diminished or if Executive is no longer appointed or elected to the Board.

                (f)        Executive may terminate this Agreement if Employer does not pay any amounts under this Agreement when due in accordance with Employer’s normal practices, provided however that upon notice of Executive to Employer of such lack of payment, Employer shall have 15 business days in which to provide such payments.

(g) Executive may terminate this Agreement if shareholders do not approve the amendment to the “Plan” contemplated under Section 3.4 hereof by the six-month anniversary of the Effective Date.

         Without limiting the provisions of Section 1.8 hereof, Executive agrees that Employer can relieve Executive of Executive’s duties hereunder prior to the end of the applicable notice period provided for in this Section. Nevertheless, Executive shall be entitled to all of the benefits and salary described in Article III hereof through the end of the applicable notice period (which, for purposes hereof, is deemed as the effective date of termination).

         If Employer does not relieve Executive of Executive’s duties during any applicable notice period under this Section, and the applicable notice period extends beyond the expiration of the term of this Agreement pursuant to Section 1.2, then the terms and provisions of this Agreement shall govern Executive’s employment by Employer until the end of such notice period, and the term of this Agreement shall be deemed automatically extended until the end of such notice period.

        Section 1.6 Termination of Agreement by Employer Without Cause. Employer has the right to terminate this Agreement, other than for Cause, on 30 days’ prior written notice. Any termination of this Agreement by Employer other than pursuant to the express terms of Section 1.2, Section 1.3 or Section 1.4 shall be deemed a termination pursuant to this Section 1.6, irrespective of whether the notice required under this Section 1.6 is properly given. Nevertheless, Executive shall be entitled to all of the benefits and salary described in Article III hereof through the end of the applicable notice period (which, for purposes hereof, is deemed as the effective date of termination).

        Section 1.7 Termination of Agreement by Executive Without Good Reason. Executive may terminate Executive’s employment, other than for Good Reason, upon 30 days’ prior written notice stating that this Agreement is terminated other than for Good Reason. Without limiting the provisions of Section 1.8 hereof, Executive agrees that Employer can relieve Executive of Executive’s duties hereunder prior to the end of such 30 day notice period. Nevertheless, Executive shall be entitled to all of the benefits and salary described in Article III hereof through the end of the applicable notice period (which, for purposes hereof, is deemed as the effective date of termination).

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Section 1.8 Executive’s Rights Upon Termination. Upon termination of this Agreement, Executive shall be entitled to the following:

                (a)        If this Agreement is terminated for Cause pursuant to Section 1.4, Employer shall pay Executive his then current Base Salary and non-cash benefits through the date of termination. If termination is due to Section 1.4(a), all outstanding options, both vested and unvested, shall be immediately forfeited. If termination is due to Section 1.4(b), all outstanding unvested options shall be immediately forfeited, and all outstanding vested options shall remain exercisable until the earlier of the end of the option term or one year after the date of termination of employment.

                (b)        If this Agreement is terminated due to expiration of the term, Executive’s death or disability, or because Executive terminates the Agreement without Good Reason, pursuant, respectively, to Sections 1.2, 1.3, or Section 1.7, then Employer shall pay Executive or Executive’s representative, as the case may be, Executive’s then-current Base Salary, non-cash benefits and a pro rata portion of the target annual bonus (as described in Section 3.3 hereof) through the effective date of termination (“Basic Severance”), and Employer shall have no further obligations hereunder. In addition, all outstanding unvested options shall be immediately forfeited, and all outstanding vested options shall remain exercisable (whether or not granted pursuant to this Agreement) by Executive or his estate until the earlier of the end of the option term or one year after the date of termination.

                (c)        If Employer terminates this Agreement without Cause pursuant to Section 1.6, or Executive terminates this Agreement pursuant to Section 1.5, then, in addition to receiving the Basic Severance, Executive shall receive on the Severance Payment Date, a lump-sum payment equal to 200% of Executive’s then-current annualized Base Salary (or if the Base Salary has been diminished without his prior written consent, the Base Salary in effect immediately prior to such diminishment), plus an amount equal to the sum of the cash bonuses in the two years preceding the year in which the date of termination occurs. In addition, all outstanding stock options (whether or not granted pursuant to this Agreement) then held by Executive will fully vest to the extent not already vested and all such options shall remain exercisable until the earlier of the end of the option term or one year after the date of termination.

         For purposes of this Agreement, the “Severance Payment Date” shall mean (i) if the Board or its delegate determines in its discretion that Executive is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the United States Internal Revenue Code of 1986, as amended (the “Code”)) as of the date of termination and that Section 409A of the Code applies with respect to a payment to Executive pursuant to this Section 1.8, the six-month anniversary of the date of termination or (ii) if the Board or its delegate determines in its discretion that Executive is not a specified employee as of the date of termination (or that Section 409A of the Code does not apply with respect to a payment to Executive pursuant to this Section 1.8), no later than fifteen days after the eighth day following the date upon which a release pursuant to this Section 1.8 has been executed and not revoked by Executive. Employer reserves the right to revise the timing of any payments hereunder in order to comply with Section 409A of the Code. As a condition to receiving the severance payments provided in this Section 1.8, Executive must execute a full release and waiver of all claims against Employer (excluding claims for amounts required under this Agreement to be paid upon severance and existing indemnification obligations to Executive, including those under this Agreement) in a form reasonably acceptable to Employer.

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        Section 1.9 Survival. Any termination of this Agreement and Executive’s employment as a result thereof shall not release either Employer or Executive from their respective obligations through the date of termination of this Agreement, nor from the provisions of this Agreement which, by necessary or reasonable implication, are intended to apply after termination of this Agreement, including, without limitation, the provisions of Article IV. Furthermore, neither the termination of this Agreement nor the termination of Executive’s employment under this Agreement shall affect, limit or modify in any manner the existence or enforceability of any other written agreement between Executive and Employer, even if such other agreements provide employment related benefits to Executive.

        Section 1.10 Termination of Existing Agreements. Any previous written or verbal agreement between Executive on the one hand and Employer or any of Employer’s Affiliates (as hereinafter defined) on the other hand is hereby terminated on the Effective Date.

Section 1.11 “Change of Control.” . As used in this Agreement, “Change of Control” shall mean the occurrence of any of the following:

                (a)        Any person, entity or “group” within the meaning of § 13(d) or 14(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of the Board but only if such event results in a change in Board composition such that the directors immediately preceding such event do not comprise a majority of the Board following such event;

                (b)        a merger, reorganization or consolidation whereby Employer’s equity holders existing immediately prior to such merger, reorganization or consolidation do not, immediately after consummation of such reorganization, merger or consolidation, own more than 50% of the combined voting power of the surviving entity’s then outstanding voting securities entitled to vote generally in the election of directors but only if such event results in a change in Board composition such that the directors immediately preceding such events do not comprise a majority of the Board following such event;

                (c)        the sale or other disposition of all or substantially all of Employer’s assets to an entity in which Employer, any subsidiary of Employer, or Employer’s equity holders existing immediately prior to such sale beneficially own less than 50% of the combined voting power of such acquiring entity’s then outstanding voting securities entitled to vote generally in the election of directors but only if such event results in a change in Board composition such that the directors immediately preceding such events do not comprise a majority of the Board following such event; or

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                (d)        any change in the identity of directors constituting a majority of the Board within a twenty-four month period unless the change was approved by a majority of the Incumbent Directors, where “Incumbent Director” means a member of the Board at the beginning of the period in question, including any director who was not a member of the Board at the beginning of such period but was elected or nominated to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors.

Section 1.12 Excise Tax Limitation .

                (a)        Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, Executive under any other Employer plan or agreement (such payments or benefits are collectively referred to as the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payment to be made or benefit to be provided to Executive shall be subject to the Excise Tax (such reduced amount is hereinafter referred to as the “Limited Payment Amount”). Unless Executive shall have given prior written notice specifying a different order to Employer to effectuate the foregoing, Employer shall reduce or eliminate the Payments, by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive’s rights and entitlements to any benefits or compensation.

                (b)        The determination of whether the Payments shall be reduced to the Limited Payment Amount pursuant to this Agreement and the amount of such Limited Payment Amount shall be made, at Employer’s expense, by a reputable accounting firm selected by Executive and reasonably acceptable to Employer (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to Employer and Executive within ten (10) days of the Termination Date, if applicable, or such other time as specified by mutual agreement of Employer and Executive, and if the Accounting Firm determines that no Excise Tax is payable by Executive with respect to the Payments, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such Payments. The Determination shall be binding, final and conclusive upon Employer and Executive.

ARTICLE II.
Duties of Executive

         Subject to the approvals by and the ultimate supervision of the Board and each Authorized Board Designee, Executive during the term hereof shall serve as the President and Chief Executive Officer (“CEO”) and shall report to the Board; Executive shall also serve on the Board after appointment by the members of the current Board and subsequent nomination by the Board and election by shareholders. Subject to the control of the Board and any Authorized Board Designee, Executive shall have those powers and duties normally associated with the position of CEO of entities comparable to Employer and such other powers and duties as may be prescribed by the Board and as otherwise provided in Employer’s bylaws and other governing documents provided that, such other powers and duties are consistent with Executive’s position as CEO and do not violate any applicable laws or regulations.

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         During the period of employment hereunder, Executive shall devote all of Executive’s working time, attention, energies and best efforts to the business of Employer for the profit, benefit and advantage of Employer, and shall perform such other services as shall be designated, from time to time, by the Board or any Authorized Board Designee. The foregoing shall not be construed as preventing Executive from (i) making personal investments in such form or manner as will require Executive’s services in the operation or affairs of the companies or enterprises in which such investments are made or (ii) serving as a member of the board of directors of other companies or enterprises in which he currently serves provided that the Board has consented; provided, that neither of the foregoing interferes with Executive’s duties hereunder. Further, Executive may not during the period of employment hereunder invest Executive’s personal assets in business ventures that compete with Employer or Employer’s Affiliates. Executive shall use Executive’s best efforts to promote the interests of Employer and Employer’s Affiliates, and to preserve their goodwill with respect to their employees, customers, suppliers and other persons having business relations with Employer. Executive agrees to accept and hold all such offices and/or directorships with Employer and Employer’s Affiliates as to which Executive may, from time to time, be elected without any additional compensation. For purposes of this Agreement, Employer’s subsidiaries, parent companies and other affiliates are collectively referred to as “Affiliates.”

ARTICLE III.

Base Salary; Expense Reimbursements

        Section 3.1 Base Salary. As compensation for Executive’s service under and during the term of this Agreement (or until terminated pursuant to the provisions hereof) Employer shall pay Executive an annual salary of $380,000 (“Base Salary”), payable in accordance with the regular payroll practices of Employer, as in effect from time to time. Such salary shall be subject to withholding for the prescribed federal income tax, social security and other items as required by law and for other items consistent with Employer’s policy with respect to health insurance and other benefit plans for similarly situated employees of Employer in which Executive may elect to participate.

        Section 3.2 Other Benefits. During the term of this Agreement, Executive also shall be entitled to the same amount of paid vacation per year as was available to Executive and other senior management executives of Employer under the policy of Employer in effect on the Effective Date (but in no case less than four weeks per year). Executive will not be paid for unused vacation, and unused vacation cannot be carried forward to subsequent years. Without limiting the foregoing, Executive shall also receive such paid sick leave, insurance and other fringe benefits as are generally made available to other personnel of Employer in comparable positions, with comparable service credit and with comparable duties and responsibilities. Any benefits in excess of those granted other salaried employees of Employer shall be subject to the prior approval of the Board. Notwithstanding the foregoing, (a) Executive shall be entitled to participate in Employer’s annual Executive Incentive Compensation Pool which is allocated to participants based on individual and company wide goal attainment, as determined in the sole discretion of the Board; and (b) Executive shall be eligible for participation in Employer’s stock option plan (if any), but all option grants thereunder shall be subject to the sole discretion of the Board.

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        Section 3.3 Annual Bonus. Section 1.1 . For calendar year 2006, Employer shall pay Executive a guaranteed bonus of $133,000. For each calendar year thereafter, Executive will be eligible for an annual bonus upon the achievement of objective performance goals set forth by the compensation committee of the Board (the “Compensation Committee”). Starting in 2007, the target annual bonus that Executive may receive will equal 70% of Base Salary based on achievement of 100% of the target performance goal, the minimum annual bonus will equal 50% of Base Salary based on the achievement of 90% of the target performance goal, and the maximum annual bonus will equal 150% of Base Salary based on the achievement of 140% of the target performance goal, in each case payable only upon the achievement of the correlating performance goals that have been certified by the Compensation Committee. The actual amount of the annual bonus will relate, on a graduated basis established by the Compensation Committee, to the corresponding level of performance goal achievement. No bonus shall be paid for less than 90% achievement of the target performance goal.

        Section 3.4 Options. On the Effective Date, Employer shall grant Executive a non-qualified stock option (an “Initial Option”) to acquire a number 700,000 shares of Employer’s common stock, no par value per share (“Shares”), under such terms and conditions as provided for under Employer’s 2004 Equity Incentive Plan (the “Plan”). With respect to 575,000 Shares, the Initial Option shall be conditioned upon shareholder approval of the addition of Shares to the Plan at the 2006 meeting of Employer’s shareholders.

                (a)        Exercise Price. The exercise price per Share subject to the Initial Option shall be equal to the “Fair Market Value” (as defined in the Plan) on the date of grant which shall be the Effective Date.

                (b)        Time-Vesting Shares. Three hundred fifty-thousand (350,000) Shares shall vest in accordance with the time-vesting schedule set forth in the table below provided that Executive is employed on each vesting date.

Vesting Date	# of Shares Vesting
6-month anniversary of grant date	100,000
1st anniversary of the day prior to the grant date	50,000
2nd anniversary of the day prior to the grant date	50,000
3rd anniversary of the day prior to the grant date	50,000
4th anniversary of the day prior to the grant date	50,000
5th anniversary of the day prior to the grant date	50,000

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                (c)        Performance-Vesting Shares. Three hundred fifty-thousand Shares shall vest in separate tranches upon the achievement of Adjusted EBITDA (as defined below) in excess of the 2005 EBITDA of $42.1 million as follows.

GAAP Adjusted EBITDA Goals	# of Shares Vesting
$48.4 million	100,000
$55.7 million	75,000
$64.0 million	75,000
$73.6 million	50,000
$84.6 million	50,000

                In any year in which Adjusted EBITDA reaches the goals set forth in the table above, the corresponding number of shares shall vest. In addition, vesting shall be cumulative so that if two goals are met in one year, the corresponding cumulative number of shares shall vest. For example, if 2006 Adjusted EBITDA equals $55.7 million, 175,00 shares shall vest because both the $48.4 million and $55.7 million goals shall have been met in one year. If a goal is met in one year, no subsequent shares shall vest if the same goal is met in a subsequent year. For example, if Adjusted EBITDA in 2006 equals $48.4 million and then equals $46 million in 2007, reaching the $48.4 million target again in 2008 shall not lead to the vesting of additional shares.

                For purposes of this agreement, “Adjusted EBITDA” is “GAAP net income from continuing operations (after deduction of minority interest) as reported on the income statement for the period in question PLUS, for the period in question, reported depreciation, amortization, interest expense (including loan fees), and taxes.”

(d) Change of Control Vesting. In addition, Executive will fully vest in the Shares under the Initial Option upon a Change of Control.

        Section 3.5 Expenses. Employer shall reimburse all reasonable out-of-pocket travel and business expenses incurred by Executive in connection with the performance of Executive’s duties pursuant to this Agreement. Executive shall provide Employer with documentation of Executive’s expenses, in a form acceptable to Employer and which satisfies applicable federal income tax reporting and record keeping requirements. Employer also will reimburse Executive for up to $10,000 of Executive’s legal fees and expenses associated with the preparation and negotiation of this Agreement.

        Section 3.6 Location of Employment. The parties acknowledge and agree that Executive’s employment duties hereunder are performable in Austin, Texas, subject to business travel commensurate with Executive’s duties hereunder and as otherwise requested by Employer.

        Section 3.7 Relocation Allowance. Within 15 days of the Effective Date, Executive shall receive a relocation allowance in the amount of $75,000 (grossed up in the manner provided in Section 1.12 above so that, after tax, Executive nets the $75,000 relocation amount).

        Section 3.8 Temporary Housing Allowance. Until the earlier of (i) termination of the first six months of the Initial Term, or (ii) Executive’s relocation to Austin, Texas, Executive shall be entitled to reimbursement for temporary housing in a reasonable amount not to exceed $2,000 per month; reimbursement for two round trip tickets per month, standard coach fare, to travel to Executive’s current home; and use of a rental car. Employer will also reimburse Executive for the cost of two additional round trip tickets for each of Executive and Executive’s spouse to facilitate locating a home in Austin, Texas. All such expenses shall be reimbursed upon delivery of receipts to Employer in accordance with Employer’s expense policy.

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ARTICLE IV.
Executive’s Restrictive Covenants

        Section 4.1 Confidentiality Agreement. Executive acknowledges that Executive will be exposed to confidential information and trade secrets (“Proprietary Information”) pertaining to, or arising from, the business of Employer and/or Employer’s Affiliates, that such Proprietary Information is unique and valuable and that Employer and/or Employer’s Affiliates would suffer irreparable injury if this information were divulged to those in competition with Employer or Employer’s Affiliates. Therefore, Executive agrees to keep in strict secrecy and confidence, both during and after the period of Executive’s employment, any and all information which Executive acquires, or to which Executive has access, during Executive’s employment by Employer, that has not been publicly disclosed by Employer or Employer’s Affiliates, that is not a matter of common knowledge by their respective competitors or that is not required to be disclosed through legal process. The Proprietary Information covered by this Agreement shall include, but shall not be limited to, information relating to any inventions, processes, software, formulae, plans, devices, compilations of information, technical data, mailing lists, management strategies, business distribution methods, names of suppliers (of both goods and services) and customers, names of employees and terms of employment, arrangements entered into with suppliers and customers, including, but not limited to, proposed expansion plans of Employer, marketing and other business and pricing strategies, and trade secrets of Employer and/or Employer’s Affiliates.

         Except with prior approval of the Board or any Authorized Board Designee or as may be required by law (in which case Executive shall inform the Board before making any disclosure), Executive will not, either during or after Executive’s employment hereunder: (a) directly or indirectly disclose any Proprietary Information to any person except authorized personnel of Employer; nor (b) use Proprietary Information in any manner other than in furtherance of the business of Employer. Upon termination of employment, whether voluntary or involuntary, within forty eight hours of termination, Executive will deliver to Employer (without retaining copies thereof) all documents, records or other memorializations including copies of documents and any notes which Executive has prepared, that contain Proprietary Information or relate to Employer’s or Employer’s Affiliates’ business, all other tangible Proprietary Information in Executive’s possession or control, and all of Employer’s and the Affiliates’ credit cards, keys, equipment, vehicles, supplies and other materials that are in possession or under Executive’s control.

        Section 4.2 Nonsolicitation Agreement. During Executive’s employment hereunder and for a period of two years (the “Restricted Period”) after Executive ceases to be employed by Employer, Executive shall not, directly or indirectly, for Executive’s own account or otherwise (i) solicit business from, divert business from, or attempt to convert to other methods of using the same or similar products or services as provided by Employer or Employer’s Affiliates, any client, account or location of Employer or Employer’s Affiliates with which Executive has had any contact as a result of Executive’s employment hereunder; or (ii) solicit for employment or employ any employee of Employer or Employer’s Affiliates or any former employee who was employed by Employer or Employer’s Affiliates at any time during the one-year period prior to the date of termination, or (iii) engage in any other activity that could reasonably be expected to have an adverse effect on the relationship any such person or entity in clause (i) or (ii) has with Employer or such Employer’s Affiliate.

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        Section 4.3 Non-Disparagement. Executive acknowledges and agrees that he will not defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of Employer or Employer’s Affiliates and their respective officers, directors, partners, executives or agents in either a professional or personal manner at any time during or after his employment with Employer or Employer’s Affiliates.

        Section 4.4 Noncompetition. Subject to the other terms and conditions of this Agreement, during the period beginning on the Effective Date and through the end of the Restricted Period, in consideration for entering into this Agreement and the payments by Employer to Executive as set forth in Section 1.8, Executive will not (unless permitted in writing by the Board) directly or indirectly, alone or as a partner, joint venturer, officer, director, manager, member, employee, consultant, agent, or independent contractor of, or lender to, any person or business, engage in any Restricted Business (as defined below) anywhere in the United States or Europe (provided that the passive ownership of less than 5% of the ownership interests of an entity having a class of securities that is traded on a national securities exchange or over-the-counter market is not a violation of this paragraph).

As used in this Agreement, the term “Restricted Business” means any business engaged in by Employer or any of Employer’s Affiliates as of the Termination Date.

        Section 4.5 Blue Pencil. If at the time of enforcement of these restrictive comments, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law.

        Section 4.6 Remedies. Executive understands and acknowledges damages at law alone will be an insufficient remedy for Employer and Employer will suffer irreparable injury if Executive violates the terms of this Agreement. Accordingly, Employer, upon application to a court of competent jurisdiction, shall be entitled to injunctive relief to enforce the provisions of this Agreement in the event of any breach, or threatened breach, of its terms. Executive hereby waives any requirement that Employer post bond or other security prior to obtaining such injunctive relief. Injunctive relief may be sought in addition to any other available rights or remedies at law. Employer shall additionally be entitled to reasonable attorneys’ fees incurred in enforcing the provisions of this Agreement. In the event of any breach of these covenants, Employer shall cease making all payments under this Agreement.

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ARTICLE V.
Miscellaneous

        Section 5.1 Assignment. No party to this Agreement may assign this Agreement or any or all of its rights or obligations hereunder without first obtaining the written consent of all other parties hereto. Any assignment in violation of the foregoing shall be null and void. Subject to the preceding sentences of this Section, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. This Agreement shall not be deemed to confer upon any person not a party to this Agreement any rights or remedies hereunder. The provisions of this Section do not preclude the sale, transfer or assignment of the ownership interests of any entity that is a party to this Agreement, although such a sale, transfer or assignment may be expressly prohibited or conditioned pursuant to other provisions of this Agreement.

Section 5.2 Amendments. This Agreement cannot be modified or amended except by a written agreement executed by all parties hereto.

        Section 5.3 Waiver of Provisions; Remedies Cumulative. Any waiver of any term or condition of this Agreement must be in writing, and signed by all of the parties hereto. The waiver of any term or condition hereof shall not be construed as either a continuing waiver with respect to the term or condition waived, or a waiver of any other term or condition hereof. No party hereto shall by any act (except by written instrument pursuant to this Section), delay, indulgence, omission or otherwise be deemed to have waived any right, power, privilege or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power, privilege or remedy hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power, privilege or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

        Section 5.4 Entire Agreement. This Agreement and the agreements contemplated hereby or executed in connection herewith (a) constitute the entire agreement of the parties hereto regarding the subject matter hereof, and (b) supersede all prior employment agreements, both written and oral, among the parties hereto, or any of them.

        Section 5.5 Severability; Illegality. In the event any state or federal laws or regulations, now existing or enacted or promulgated after the date hereof, are interpreted by judicial decision, a regulatory agency or legal counsel in such a manner as to indicate that any provision hereof may be illegal, invalid or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision that (a) preserves the underlying economic and financial arrangements between the parties hereto without substantial economic detriment to any particular party and (b) is as similar in effect to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. No party to this Agreement shall claim or assert illegality as a defense to the enforcement of this Agreement or any provision hereof; instead, any such purported illegality shall be resolved pursuant to the terms of this Section.

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        Section 5.6 Tax Withholding. Subject to the other provisions of this Agreement, Employer shall withhold from any payments or benefits payable under this Agreement or otherwise all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

Section 5.7 Indemnification; Directors’ and Officers’ Insurance. .

                (a)        The Executive shall have the benefit of indemnification to the fullest extent permitted by applicable law, which indemnification shall continue after the termination of this Agreement for such period as may be necessary to continue to indemnify Executive for his acts or omissions during the term hereof to the fullest extent permitted by applicable law.

                (b)        (a) The Employer shall provide, or cause any person or entity that may acquire the Employer or substantially all of its assets (the “Surviving Company”) to provide the Executive, for a period of not less than six (6) years after the date of the Executive’s termination of employment with the Company or the Surviving Company, as the case may be, with directors’ and officers’ insurance coverage (including, without limitation, by arranging for run-off coverage, if necessary) that provides coverage for events that occurred during any time that the Executive was or is an officer or director of the Employer or the Surviving Company (the “D&O Insurance”). The D&O Insurance shall not be materially less favorable than the Employer’s D&O Insurance as in effect on the Effective Date or, if such insurance coverage is not available, the most advantageous D&O Insurance obtainable.

        Section 5.8 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF TEXAS.

        Section 5.9 Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request, or demand must be in writing to be effective and shall be deemed to be delivered and received (a) if personally delivered or if delivered by facsimile or courier service, when actually received by the party to whom notice is sent or (b) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

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If to Employer:	HealthTronics, Inc. 1301 Capital of Texas Hwy, Suite B-200 Austin, TX 78746 Attention: Board of Directorss Facsimile Transmission: (512) 314-4503

If to Executive:	Sam B. Humphries 7913 Wyoming Court Bloomington, Minnesota 55438

        Section 5.10 CHOICE OF FORUM; ATTORNEYS’ FEES. THE PARTIES HERETO AGREE THAT THIS AGREEMENT IS PERFORMABLE IN WHOLE AND IN PART IN TRAVIS COUNTY, TEXAS, AND SHOULD ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT BE INSTITUTED BY ANY PARTY HERETO (OTHER THAN A SUIT, ACTION OR PROCEEDING TO ENFORCE OR REALIZE UPON ANY FINAL COURT JUDGMENT ARISING OUT OF THIS AGREEMENT), SUCH SUIT, ACTION OR PROCEEDING SHALL BE INSTITUTED ONLY IN A STATE OR FEDERAL COURT IN TRAVIS COUNTY, TEXAS. EACH OF THE PARTIES HERETO CONSENTS TO THE IN PERSONAM JURISDICTION OF ANY STATE OR FEDERAL COURT IN TRAVIS COUNTY, TEXAS AND WAIVES ANY OBJECTION TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES HERETO RECOGNIZE THAT COURTS OUTSIDE TRAVIS COUNTY, TEXAS MAY ALSO HAVE JURISDICTION OVER SUITS, ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT, AND IN THE EVENT THAT ANY PARTY HERETO SHALL INSTITUTE A PROCEEDING INVOLVING THIS AGREEMENT IN A JURISDICTION OUTSIDE TRAVIS COUNTY, TEXAS, THE PARTY INSTITUTING SUCH PROCEEDING SHALL INDEMNIFY ANY OTHER PARTY HERETO FOR ANY LOSSES AND EXPENSES THAT MAY RESULT FROM THE BREACH OF THE FOREGOING COVENANT TO INSTITUTE SUCH PROCEEDING ONLY IN A STATE OR FEDERAL COURT IN TRAVIS COUNTY, TEXAS, INCLUDING WITHOUT LIMITATION ANY ADDITIONAL EXPENSES INCURRED AS A RESULT OF LITIGATING IN ANOTHER JURISDICTION, SUCH AS REASONABLE FEES AND EXPENSES OF LOCAL COUNSEL AND TRAVEL AND LODGING EXPENSES FOR PARTIES, WITNESSES, EXPERTS AND SUPPORT PERSONNEL. THE PREVAILING PARTY IN ANY ACTION TO ENFORCE OR DEFEND RIGHTS UNDER THIS AGREEMENT SHALL BE ENTITLED TO RECOVER ITS COSTS AND REASONABLE ATTORNEYS’ FEES IN ADDITION TO ANY OTHER RELIEF GRANTED.

Section 5.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Signature page follows]

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SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTED by Employer and Executive to be effective for all purposes as of the Effective Date provided above.

EMPLOYER: EXECUTIVE:	HEALTHTRONICS,INC. ____________________________________________ Steven Hicks, Chairman of the Board ____________________________________________ Sam B. Humphries

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